IN THE SUPERIOR COURT OF FULTON COUNTY
                                STATE OF GEORGIA



INFOCURE CORPORATION,               )
                                    )
                  Plaintiff,        )
                                    )                 CIVIL ACTION
vs.                                 )
                                    )                 FILE NO. ______________
WEBMD CORPORATION and               )
ENVOY CORPORATION,                  )
                                    )
                  Defendants.       )



                                    COMPLAINT
                                    ---------

            COMES NOW plaintiff INFOCURE CORPORATION, for its complaint against defendants WEBMD CORPORATION and ENVOY CORPORATION, alleging as follows:


                                   THE PARTIES
                                   -----------

            1. Plaintiff InfoCure Corporation ("InfoCure") is a corporation organized pursuant to the laws of the state of Delaware, with its principal place of business in Connecticut, doing business as VitalWorks. InfoCure provides physicians, clinics, and other medical providers with practice management software designed to allow practitioners to manage their practices more efficiently and reduce the administrative burdens created by an increasingly complex health care environment. InfoCure's software products and services perform a number of functions for medical practice groups and practitioners, ranging from the maintenance of patient medical information, to the management of provider finances, to the processing of patient statements and the "paperless" (i.e., electronic) submission of claims directly to insurers and health maintenance organizations through a technology known as electronic data interchange, or "EDI". InfoCure does not perform EDI transactions directly, but rather contracts with EDI providers, or clearinghouses, to process claims submitted by InfoCure's customers on behalf of InfoCure.

            2. Defendant WebMD Corporation ("WebMD") is a corporation organized pursuant to the laws of the state of Delaware, with its principal place of business in New Jersey. WebMD may be served with process through its registered agent, CT Corporation System, 1201 W. Peachtree Street, N.E., Atlanta, Georgia 30361. WebMD provides, among other products and services, web-based health care information and services to consumers and physicians nationwide; EDI transactions; and medical practice management systems, initially through alliances with companies such as InfoCure and, most recently, in direct competition with such "partners." Among its operations, WebMD provides EDI services through its wholly-owned subsidiary, Envoy Corporation.

            3. Defendant Envoy Corporation ("Envoy") is a corporation organized pursuant to the laws of the state of Tennessee, with its principal place of business in Tennessee. Envoy may be served with process through its registered agent, CT Corporation System, 1201 W. Peachtree Street, N.E., Atlanta, Georgia 30361. Acquired by WebMD last year, Envoy Corporation is one of the dominant EDI providers in the country.

                             JURISDICTION AND VENUE
                             ----------------------

            4. Jurisdiction and venue are proper in this Court.

                              NATURE OF THIS ACTION
                              ---------------------

            5. WebMD is a technology company that has suffered as a result of the turbulence in the financial markets over the past year as well as ongoing controversies with its business partners. This lawsuit challenges wrongful actions taken by WebMD to renege on its contractual commitments to InfoCure and force InfoCure to re-negotiate their relationship strictly on WebMD's preferred terms. InfoCure is not alone in this regard, but is just one of many former and current business partners that WebMD has attempted to bring to the bargaining table through its strong-arm tactics. In this case, these practices have included, among other things, withholding in excess of $1.5 million in rebates owed InfoCure; the direct solicitation of InfoCure's customers in an attempt to cut InfoCure out of the EDI transaction loop and eliminate commissions paid to InfoCure; and baseless accusations concerning InfoCure's purported breach of the agreement between the parties. InfoCure has also learned that sales representatives of Medical Manager Corporation, one of WebMD's subsidiaries and a direct competitor of InfoCure, have fomented false rumors regarding InfoCure's solvency and have suggested that WebMD will be engaging in a hostile takeover of InfoCure.

            6. As if such tactics were not egregious enough, WebMD has also improperly used its market position as leverage with medical practice management companies such as InfoCure. Upon information and belief, WebMD's Envoy unit has used its dominance to secure exclusive arrangements with insurance companies and HMOs that require such entities to pay Envoy fees far in excess of those paid to Envoy's competitors. Envoy therefore has the ability to pay rebates to practice management providers that dwarf those that Envoy's competitors can afford to pay. Thus, InfoCure and other practice management providers have little choice but to deal with Envoy for EDI transactions. Additionally, upon information and belief, Envoy makes its EDI services available to clients of its sister company, Medical Manager (an InfoCure competitor), on terms that are more favorable than those offered to InfoCure - in direct contravention of the payment schedule in WebMD's agreement with InfoCure. Such arrangements inhibit InfoCure's ability to compete against Medical Manager on a level playing field in the practice management software market.

            7. While WebMD has no doubt forced many other of its former business partners to accept new or different terms it has unilaterally imposed, InfoCure refuses to submit to WebMD's dictates. For all of these reasons, InfoCure has instituted the instant action to secure appropriate relief against WebMD.

              WEBMD'S CAMPAIGN TO REVAMP ITS BUSINESS RELATIONSHIPS
              -----------------------------------------------------

            8. WebMD's market performance over the past year was not unlike that of many technology concerns during this turbulent period. After trading consistently at over $30 per share for 1999, and peaking at nearly $70 per share in January and February of 2000, the price of WebMD's common stock spiraled downward throughout 2000, bottoming at $5 per share in December 2000. At the same time, WebMD's operating losses began to mount. Many of the business alliances that WebMD had forged over the past two years with other web-based health care companies no longer proved financially advantageous to WebMD. In an effort to stem the bleeding, WebMD undertook a campaign, as (under)stated by WebMD itself, of "evaluating many of its business relationships that are currently in place," with a view that those relationships would be "revised or terminated". WebMD September 28, 2000 Press Release.

            9. On October 12, 2000, Jeffrey Arnold - WebMD's founder and co-Chief Executive Officer - announced his resignation as co-CEO and as a board member of WebMD, and Martin Wygod was named its sole Chief Executive Officer. Mr. Wygod beat a hasty retreat from Mr. Arnold's strategy of expanding WebMD through mergers, acquisitions, and business alliances, and undertook to undo or sever several of those same relationships. In announcements coming just days apart, WebMD broke off its relationships with DuPont and News Corporation. In explaining WebMD's termination of the DuPont alliance, Mr. Wygod stated that "[a]s previously announced, WebMD is undergoing a restructuring and has been reviewing its strategic relationships in light of several criteria which includes profitability, strategic relevance and the impact of future new revenue opportunities available to the Company". WebMD September 28, 2000 Press Release.

            10. Not all of its business divorces, however, have been so amicable. When WebMD has encountered a business partner unwilling to accede to its demands to alter their existing agreement on WebMD's terms, WebMD has resorted to hardball tactics to increase its bargaining leverage. For example, WebMD and Quintiles Transnational Corporation ("Quintiles") have been renegotiating the terms of a contract entered on May 26, 2000, under which WebMD was to provide Quintiles with certain patient data generated by WebMD after the data had been "stripped" to remove references that might potentially reveal patients' identities. According to Quintiles, WebMD's Chairman told Quintiles' CEO that WebMD intended to "go nuclear" if the parties' relationship were not overhauled. WebMD evidently made good on its threat and dropped its first bomb. On February 23, 2001 - in the face of faltering negotiations and almost eight months after contractually committing to share patient data with Quintiles -WebMD suspended the delivery of patient data to Quintiles, forcing Quintiles to go to Court and obtain a temporary restraining order enjoining WebMD from any further interruption of data delivery. Quintiles Transnational v. WebMD Corporation, Docket No. 01-CV-180 (E.D.N.C.). The patient privacy concerns invoked by WebMD to justify their breach appear nothing more than a "cover" for a calculated stratagem to bring Quintiles back to the bargaining table - in a position of weakness.

            11. As detailed below, WebMD apparently is convinced that InfoCure is just one more business partner that it can bully back to the negotiating table through strong-arm tactics. Among WebMD's more flagrant abuses are the wrongful withholding of $1 million indisputably owed InfoCure, the direct solicitation of InfoCure's customers, and the circulation of false and damaging information regarding InfoCure. Accordingly, InfoCure has instituted this action to enforce its bargained-for rights under its agreements with WebMD and to put a stop to WebMD's attempts to unilaterally dictate to InfoCure new and oppressive terms of doing business.

                    THE JANUARY 2000 INFOCURE-ENVOY AGREEMENT
                    -----------------------------------------

            12. In January 2000, InfoCure and Envoy negotiated an agreement for the provision of Envoy's EDI services to InfoCure's customers (the "InfoCure/Envoy Agreement"). At the time, WebMD had not yet agreed to acquire Envoy. The per-transaction price terms provided for in the InfoCure/Envoy Agreement depended upon whether the "payer" (i.e., the insurance company or HMO) was a "participating payer" or a "non-participating payer". As defined in the InfoCure/Envoy Agreement, participating payers are "Payers which pay ENVOY's standard fees to receive Transactions from the ENVOY Services or are otherwise designated by ENVOY as an ENVOY Participating Payer." In other words, participating payers generally paid a fee to Envoy in order to receive insurance claims from Envoy. Non-participating payers, on the other hand, paid no such fees. Under the InfoCure/Envoy Agreement, InfoCure did not pay any fee to Envoy for EDI transactions involving participating payers, and instead received a rebate from Envoy for each such transaction. For EDI transactions involving non-participating payers, InfoCure paid a per-transaction fee to Envoy and received no rebate.

                          WEBMD'S JANUARY-FEBRUARY 2000
                      CORPORATE ACQUISITIONS AND ALLIANCES
                      ------------------------------------

            13. In January 2000, WebMD was contemplating the acquisition of InfoCure, and to that end, conducted due diligence of InfoCure's operations. At the same time, unbeknownst to InfoCure, WebMD was conducting due diligence of Medical Manager Corporation ("Medical Manager"), an InfoCure competitor, as well as Envoy, in contemplation of the acquisition of those entities. On January 24, 2000, WebMD announced an agreement to acquire Envoy from Quintiles. Prior to its acquisition of Envoy, WebMD had limited capacity to perform EDI transactions; with the acquisition of Envoy, WebMD would significantly enhance its EDI transactions capacity. In early February 2000, after its announced acquisition agreement with Envoy, WebMD informed InfoCure that it would not be acquiring InfoCure but expressed interest in forming a strategic alliance with the company. Among other things, WebMD offered to perform EDI transactions for InfoCure.

            14. Accordingly, InfoCure and WebMD negotiated two new agreements, the first of which was a February 11, 2000 letter agreement, under which WebMD would become a significant investor in the physicians' practice management component of InfoCure's business (the "InfoCure/WebMD Agreement"). Pursuant to the InfoCure/WebMD Agreement, InfoCure was to "drop" its physician-oriented practice management operations - as opposed to its dentist-oriented practice management operations - into a subsidiary to be known as VitalWorks, Inc ("VitalWorks"). WebMD was to make a $100 million investment in VitalWorks in exchange for convertible preferred stock in VitalWorks. The first $10 million investment was to be made immediately. The remainder of the funds were to be invested upon the approval of WebMD's board of directors - which was expected to occur by February 25, 2000 - and concurrent with an initial public offering of VitalWorks. In the event that the initial public offering of VitalWorks did not occur by November 11, 2000, WebMD was not obligated to contribute the remaining $90 million and could exchange the VitalWorks preferred stock already issued for common stock in InfoCure. The InfoCure/WebMD Agreement also provided that InfoCure and WebMD would simultaneously enter into a second agreement, a "Marketing Agreement", and would collaborate on research and development.

            15. The Marketing Agreement, also entered into on February 11, 2000, provided among other things that WebMD would be the exclusive provider of InfoCure's EDI transactions. WebMD also agreed to pricing terms for EDI transactions more favorable to InfoCure than the terms of the InfoCure/Envoy Agreement. Like the InfoCure/WebMD Agreement, the Marketing Agreement provided that the exclusivity of the parties' arrangements would become non-exclusive in the event that the VitalWorks IPO did not go forward as planned and WebMD did not obtain the timely approval of its board of directors for the additional $90 million investment.

            16. Significantly, during the negotiations of the InfoCure/WebMD and Marketing Agreements, both sides understood that the EDI services to be provided by WebMD were Envoy's. Indeed, WebMD had little if any capacity to facilitate EDI transactions other than through Envoy and would have nothing material to offer to InfoCure in the area of EDI transactions without Envoy. Moreover, WebMD viewed Envoy's operations as its own and held itself out to InfoCure as acting for Envoy as well. Thus, while its announced acquisition of Envoy had not yet been consummated, WebMD's representatives plainly and unambiguously represented to InfoCure's negotiating team that they were acting on behalf of Envoy. The Marketing Agreement itself reinforced that reality: Paragraph 2.3 of the Marketing Agreement stated that InfoCure would "use, market and distribute WebMD's patient statement services (i.e., Envoy's Express Bill Service) to the exclusion of any other patient statement service" (emphasis added).

            17. On February 13, 2000 - just two days after inking the InfoCure/WebMD Agreement and Marketing Agreement - WebMD agreed to acquire Medical Manager, a direct competitor of InfoCure in the field of medical practice management systems.

             IMPLEMENTATION OF THE AGREEMENTS AND SUBSEQUENT EVENTS
             ------------------------------------------------------

            18. Largely as a result of market factors, the planned initial public offering of VitalWorks never occurred, and WebMD did not make the planned $90 million additional investment in InfoCure. In the months following execution of the Marketing Agreement, operational personnel from InfoCure, WebMD, and Envoy met to discuss implementation of that agreement. At all times, the parties recognized that the Marketing Agreement controlled those matters covered by the agreement, such as EDI transactions, and superceded the terms of the prior InfoCure/Envoy Agreement. Where there were any "gaps" in coverage in the Marketing Agreement, the parties referred to the terms of the InfoCure/Envoy Agreement, which was broader in scope than the Marketing Agreement.

            19. In reliance on the Marketing Agreement, InfoCure utilized WebMD's EDI services through Envoy to process insurance claims and patient statements for InfoCure customers. Since April 2000, InfoCure has pressed WebMD to furnish data relating to its EDI transactions - data InfoCure needs to bill WebMD for the rebates it is entitled to receive under the Marketing Agreement. Unfortunately - in defiance of the Payment Terms of the Marketing Agreement - WebMD has been intransigent throughout and failed to turn over the requisite data. Consequently, InfoCure was compelled to collect this data through its own devices over the course of several months.

            20. In accordance with the terms of the Marketing Agreement, on or about November 15, 2000, InfoCure submitted an invoice to Envoy for the rebates due InfoCure for EDI transactions with participating payers. The net amount due for the period January 1, 2000 through September 30, 2000 was $733,767, as calculated under the price structure set forth in the Marketing Agreement.

            21. WebMD refused to pay InfoCure's invoice. In a letter dated November 29, 2000 from its then Executive Vice President and Co-General Counsel, Jack Dennison, WebMD contended that "the Marketing Agreement applies to transactions conducted by WebMD Corporation, not to transactions conducted by ENVOY", and that the rebate should be calculated under the InfoCure/Envoy Agreement rather than the Marketing Agreement. This claim was made for the first time, eight months after the Marketing Agreement was entered into, despite the irrefutable fact that WebMD had no significant EDI capacity of its own other than through its Envoy unit.

            22. While WebMD was repudiating the Marketing Agreement, it simultaneously accused InfoCure of violating the purported exclusivity of that agreement, as well as exclusivity provisions in the InfoCure/Envoy Agreement. The controlling Marketing Agreement, however, makes plain that the parties' arrangements are no longer exclusive in light of the aborted plan for WebMD's $90 million investment in VitalWorks. Notably, according to the Dennison letter, WebMD's accusations were based upon business arrangements entered into by InfoCure - and publicly announced - months earlier, in May and August of 2000. The diversionary tactic of raising this issue for the first time in the context of a dispute over rebate money owed InfoCure is but one example of a broader strategy of posturing and intimidating InfoCure into retreating from its legitimate demand for payment.

            23. Additionally, in the Dennison letter, WebMD purported to exercise its right to exchange its preferred stock in VitalWorks for "freely tradable shares" of common stock in InfoCure. However, nowhere in the InfoCure/WebMD Agreement was there any provision that the InfoCure stock to be exchanged be "freely tradable" or registered shares. To the contrary, the parties to the contract clearly specified when securities to be exchanged were to be registered and freely tradable and did not so require in the case of the InfoCure stock to be received in exchange for VitalWorks stock. Thus, Paragraph 1(e) of the agreement stated that the WebMD common stock invested in VitalWorks was to be "registered under the federal securities laws and . . . freely resaleable by VitalWorks". WebMD likewise negotiated the transferability of the securities it was to receive. Paragraph 1(e) of the agreement also provided that VitalWorks would "provide customary demand and shelf registration rights to [WebMD] with respect to the VitalWorks common stock held by [WebMD]". In contrast, the parties never agreed that any InfoCure stock to be issued to WebMD be "freely tradable" or registered.

            24. Finally, in the Dennison letter, WebMD falsely asserted, in the most conclusory terms, that InfoCure had "refused to dedicate the necessary resources to accomplish the integration of our services into InfoCure's practice management applications". In fact, much of this joint development work was to focus on the integration of WebMD's internet portal into InfoCure's practice management software. Unfortunately, however, WebMD's portal was not nearly as advanced as WebMD's representatives had led InfoCure to believe at the time the Marketing Agreement was negotiated and executed. Notwithstanding WebMD's preemptive finger-pointing, it was WebMD - and not InfoCure - that had frustrated the purposes of the joint development work to be undertaken by the parties. Moreover, WebMD's failure to bring its portal up to speed set InfoCure back several months - and cost InfoCure significant development funds - in its effort to enhance its practice management software through the provision of internet content via an integrated portal. InfoCure alone is paying the price for WebMD's failure in this regard, since the portal developed by WebMD did in fact generate revenues for WebMD through advertisements and e-commerce. However, by preventing the integration of its portal into InfoCure's product, WebMD conveniently bypassed its contractual obligation to share such revenues with InfoCure. The integration of WebMD's portal into Medical Manager's software only exacerbated the harm to InfoCure, in lost sales, lost good will, and harm to InfoCure's business reputation.

            25. By letter dated December 29, 2000, InfoCure's General Counsel, Stephen Hicks, responded to Dennison's claims. With respect to the rebates due InfoCure, InfoCure pointed out that "among the purposes for entering into the Marketing Agreement was to define the terms and conditions for utilizing and charging for the very electronic data interchange ("EDI") transactions facilitated by Envoy before WebMD announced its acquisition of Envoy. As you know, WebMD - prior to acquiring Envoy's EDI transaction capacity - was incapable of handling the full range of InfoCure's EDI transactions". With respect to the claimed exclusivity of the parties' arrangements, InfoCure noted the suspect timing of this accusation and explained that InfoCure had not breached any of its agreements with WebMD or Envoy. InfoCure also invited WebMD to provide the particulars for its bald contention that InfoCure had somehow not cooperated in joint development work with WebMD. WebMD has failed to provide any further details with respect to this point. Finally, in its December 2000 letter, InfoCure agreed to work out at a later time an arrangement for delivery of unregistered shares of InfoCure common stock to WebMD.

            26. In January 2001, executives at InfoCure and WebMD agreed to meet the following month in the hope of resolving their differences and moving forward as business partners. Regrettably, WebMD quickly retreated from its conciliatory tone. By letter dated February 7, 2001 - with the executive-level meeting already scheduled - WebMD's General Counsel, Charles Mele, demanded that InfoCure deliver registered InfoCure stock in exchange for the preferred VitalWorks stock. Significantly, the Mele letter failed to point to any provision in the InfoCure/WebMD Agreement substantiating WebMD's claimed right to registered stock. By letter dated February 13, 2001, InfoCure's General Counsel, Stephen Hicks, reiterated that InfoCure would honor its obligation to deliver to WebMD the requisite number of shares of InfoCure common stock but refuted WebMD's claim to registered securities. (Pursuant to an arrangement between the parties, InfoCure has issued the requisite restricted shares of InfoCure stock in the name of WebMD and is prepared to deliver them to WebMD, without prejudice to WebMD's right to seek registration.)

            27. In the February 13, 2001 letter, InfoCure also demanded that WebMD honor its legal obligation to pay the portion of rebates it owed to InfoCure, which WebMD itself concedes it would have to pay even under the superceded InfoCure/Envoy Agreement. To date, no such payment has been made.

              WEBMD'S IMPROPER SOLICITATION OF INFOCURE CUSTOMERS
              ---------------------------------------------------

            28. In Mr. Hicks' February 13, 2001 letter, InfoCure addressed yet another improper practice which WebMD had begun to employ virtually on the eve of the parties' February 2001 meeting, scheduled ostensibly to amicably resolve their existing disputes. At a large convention of medical providers held that same month, and in the offices of medical providers, WebMD sales representatives solicited InfoCure's customers, telling them that WebMD could process their EDI transactions directly, enabling InfoCure's customers to cut InfoCure out of the loop and eliminate InfoCure's commissions on EDI transactions. InfoCure demanded that such solicitations cease immediately. The very fact that any such solicitations have occurred is extremely damaging to InfoCure's business, since word-of-mouth among providers could very well lead the provider community to question the need to do business with InfoCure at all. When confronted with these reports of improper solicitations, WebMD agreed to refrain from soliciting InfoCure's customers, but it has refused to concede that such solicitations are barred by the parties' contract or are otherwise illegal.

            29. On February 23, 2001, executives from InfoCure and WebMD did meet, but since that time, WebMD's personnel have refused to follow up on the avenues of potential resolution discussed at the meeting. Regrettably, WebMD has rebuffed InfoCure's efforts to enlist the companies' chief executive officers to meet and discuss their differences. In so doing, WebMD has effectively foreclosed the possibility of any resolution of the parties' disputes without this Court's intervention.

                                     *  *  *


                                     COUNT I
                                     -------
                              (BREACH OF CONTRACT)


            30. Plaintiff InfoCure repeats and realleges the allegations set forth in paragraphs 1 through 29 hereof.

            31. InfoCure and WebMD were parties to the Marketing Agreement at all material times.

            32. Paragraph 3.2 of the Marketing Agreement requires WebMD to pay InfoCure rebates owed within 60 days with respect to certain EDI transactions involving participating payers.

            33. InfoCure has performed all conditions precedent to its entitlement to rebates owed under the Marketing Agreement and has duly demanded payment therefor, beginning in November 2000.

            34. WebMD has breached the Marketing Agreement by failing and refusing to pay rebates owed InfoCure thereunder.

            35. InfoCure has been damaged by WebMD's breach of the Marketing Agreement, in an amount to be proved at trial, but not less than $1.5 million plus interest.

                                    COUNT II
                                    --------
                              (BREACH OF CONTRACT)

            36. Plaintiff InfoCure repeats and realleges the allegations set forth in paragraphs 1 through 35 hereof.

            37. InfoCure and Envoy were parties to the InfoCure/Envoy Agreement at all material times.

            38. Paragraph 7.1.2 of the InfoCure/Envoy Agreement requires Envoy to pay InfoCure rebates owed on a quarterly basis with respect to certain EDI transactions.

            39. Assuming, in the alternative, that the InfoCure/Envoy Agreement rather than the Marketing Agreement governs the payment of rebates due InfoCure on account of said EDI transactions, InfoCure has performed all conditions precedent to its entitlement to rebates owed under the InfoCure/Envoy Agreement.

            40. Envoy has breached the InfoCure/Envoy Agreement by failing and refusing to pay rebates owed InfoCure thereunder.

            41. Envoy has been a wholly-owned subsidiary of WebMD and has been controlled by WebMD in all aspects since at least May 2000. Accordingly, WebMD is jointly and severally liable to InfoCure for Envoy's aforementioned breach of the InfoCure/Envoy Agreement.

            42. InfoCure has been damaged by Envoy's breach of the InfoCure/Envoy Agreement, in an amount to be proved at trial, but not less than $1 million.

                                   COUNT III
                                   ---------
                              (FRAUD IN INDUCEMENT)

            43. Plaintiff InfoCure repeats and realleges the allegations set forth in paragraphs 1 through 42 hereof.

            44. WebMD represented to InfoCure during the negotiation of the Marketing Agreement that it was negotiating for the provision of EDI services through its future subsidiary, Envoy.

            45. WebMD now claims that it was not acting on behalf of Envoy when entering into the Marketing Agreement.

            46. WebMD acted with intent to deceive InfoCure into believing WebMD was acting on behalf of Envoy, so as to induce InfoCure to enter into the Marketing Agreement as well as the InfoCure/WebMD Agreement.

            47. InfoCure entered into the Marketing Agreement and the InfoCure/WebMD Agreement in reasonable reliance upon WebMD's representation that it was acting on behalf of Envoy.

            48. InfoCure has been damaged as a direct and proximate result of InfoCure's reliance upon WebMD's misrepresentation, in an amount to be proved at trial, but not less than $500,000.

                                    COUNT IV
                                    --------
                             (DECLARATORY JUDGMENT)

            49. Plaintiff InfoCure repeats and realleges the allegations set forth in paragraphs 1 through 48 hereof.

            50. There is an actual and justiciable controversy between InfoCure and defendants as to whether the Marketing Agreement or the InfoCure/Envoy Agreement governs the calculation and payment of the net rebate owed InfoCure, among other terms, subsequent to the effective date of the Marketing Agreement.

            51. Pursuant to OCGA Section 9-4-1, et seq., such controversy is within the jurisdiction of this Court, and may be determined by a judgment of this Court, without the need for other suits.

                                     COUNT V
                                     -------
                             (DECLARATORY JUDGMENT)

            52. Plaintiff InfoCure repeats and realleges the allegations set forth in paragraphs 1 through 51 hereof.

            53. There is an actual and justiciable controversy between InfoCure and WebMD as to whether: (i) the Marketing Agreement or the InfoCure/Envoy Agreement governs the nature of the parties' arrangements in terms of exclusivity; and (ii) the Marketing Agreement has become non-exclusive pursuant to Paragraph 3(b) of the InfoCure/WebMD Agreement and Paragraph 1.6 of the Marketing Agreement.

            54. Pursuant to OCGA Section 9-4-1, et seq., such controversy is within the jurisdiction of this Court, and may be determined by a judgment of this Court, without the need for other suits.

                                    COUNT VI
                                    --------
                             (DECLARATORY JUDGMENT)

            55. Plaintiff InfoCure repeats and realleges the allegations set forth in paragraphs 1 through 54 hereof.

            56. There is an actual and justiciable controversy between InfoCure and WebMD as to whether any InfoCure common stock to which WebMD is entitled under Paragraph 1(d) of the InfoCure/WebMD Agreement must be "freely tradable", or registered.

            57. Pursuant to OCGA Section 9-4-1, et seq., such controversy is within the jurisdiction of this Court, and may be determined by a judgment of this Court, without the need for other suits.

                                    COUNT VII
                                    ---------
                              (BREACH OF CONTRACT)

            58. Plaintiff InfoCure repeats and realleges the allegations set forth in paragraphs 1 through 57 hereof.

            59. InfoCure and WebMD were parties to the Marketing Agreement at all material times.

            60. Pursuant to Paragraph 2.2 of the Marketing Agreement, WebMD is required to provide InfoCure with an internet portal of sufficient quality and technological feasibility and sophistication for use with InfoCure's practice management software.

            61. WebMD has breached the Marketing Agreement by failing to provide a portal of sufficient quality and technological feasibility and sophistication for use with InfoCure's practice management software.

            62. InfoCure has been damaged by WebMD's breach of the Marketing Agreement, in an amount to be proved at trial, but not less than $25 million.

                                   COUNT VIII
                                   ----------
                              (FRAUD IN INDUCEMENT)

            63. Plaintiff InfoCure repeats and realleges the allegations set forth in paragraphs 1 through 62 hereof.

            64. WebMD represented to InfoCure during the negotiation of the Marketing Agreement that it was capable of providing a portal of sufficient quality and technological feasibility and sophistication for use with InfoCure's practice management software.

            65. WebMD knew that it had not yet developed a portal of reasonable quality and sufficient level of technological feasibility and sophistication for use with InfoCure's practice management software.

            66. WebMD acted with intent to deceive InfoCure into believing that WebMD could and would provide a portal of sufficient quality and technological feasibility and sophistication so as to induce InfoCure to enter into the Marketing Agreement as well as the InfoCure/WebMD Agreement.

            67. InfoCure entered into the Marketing Agreement in reasonable reliance upon WebMD's representation that it had developed a portal of sufficient quality and technological feasibility and sophistication.

            68. InfoCure has been damaged as a direct and proximate result of InfoCure's reliance upon WebMD's misrepresentation, in an amount to be proved at trial, but not less than $25 million.

                                    COUNT IX
                                    --------
                              (BREACH OF CONTRACT)

            69. Plaintiff InfoCure repeats and realleges the allegations set forth in paragraphs 1 through 68 hereof.

            70. InfoCure and WebMD were parties to the Marketing Agreement at all material times.

            71. Pursuant to Paragraph 2.1 of the Marketing Agreement, WebMD was required to "cause the EDI Transactions offered to InfoCure to be and remain competitive in features, functions, fees and price".

            72. WebMD has breached the Marketing Agreement by directly soliciting InfoCure's customers and offering to provide EDI services directly to such customers at a rate below that which such customers pay InfoCure for the same services. InfoCure is thereby unable to provide WebMD's EDI services to its customers at a rate that is competitive with the rate offered such customers by WebMD.

            73. WebMD has also breached the Marketing Agreement through its acquisition and/or agreements with Medical Manager which permit Medical Manager to provide WebMD's EDI services at a rate below that which InfoCure must charge in order to make a reasonable profit. InfoCure is thereby unable to provide WebMD's EDI services to its customers at a rate that is competitive with the rate offered such customers by Medical Manager.

            74. InfoCure has been damaged by WebMD's and/or Envoy's breach of the Marketing Agreement, in an amount to be proved at trial, but not less than $20 million.

                                     COUNT X
                                     -------
               (BREACH OF COVENANT OF GOOD FAITH AND FAIR DEALING)

            75. Plaintiff InfoCure repeats and realleges the allegations set forth in paragraphs 1 through 74 hereof.

            76. InfoCure and WebMD were parties to the Marketing Agreement at all material times.

            77. As in all agreements governed by Georgia law, inherent in the Marketing Agreement is a covenant of good faith and fair dealing.

            78. WebMD has breached the covenant of good faith and fair dealing by (i) marketing the EDI services which are the subject of the Marketing Agreement directly to InfoCure's customers at a rate that is below the rate that InfoCure must charge to make a reasonable profit, and (ii) allowing Medical Manager to provide WebMD's EDI services to such customers and prospective customers at a price below that which InfoCure must charge to make a reasonable profit.

            79. InfoCure has been damaged by WebMD's breach of the covenant of good faith and fair dealing, in an amount to be proved at trial, but not less than $20 million.

                                    COUNT XI
                                    --------
                 (TORTIOUS INTERFERENCE WITH BUSINESS RELATIONS)

            80. Plaintiff InfoCure repeats and realleges the allegations set forth in paragraphs 1 through 79 hereof.

            81. InfoCure has business relations with its customers and prospective customers.

            82. WebMD wrongfully interfered with such relations without privilege by, among other things, representing to such customers and prospective customers that (i) WebMD could process their EDI transactions without InfoCure's involvement and without paying a commission to InfoCure, and (ii) InfoCure was experiencing severe financial difficulties and would be the target of a hostile take-over by WebMD.

            83. WebMD has also wrongfully interfered with such relations without privilege by allowing Medical Manager to provide WebMD's EDI services to such customers and prospective customers at a price below that which InfoCure must charge to make a reasonable profit.

            84. WebMD has acted purposefully and with malice with the intent to injure.

            85. WebMD has caused various InfoCure customers not to enter into or continue their business relations with InfoCure.

            86. InfoCure has been damaged by WebMD's actions, in an amount to be proved at trial, but not less than $20 million.

                                   COUNT XII
                                   ---------
                           (BREACH OF FIDUCIARY DUTY)

            87. Plaintiff InfoCure repeats and realleges the allegations set forth in paragraphs 1 through 86 hereof.

            88. WebMD acts as an agent on behalf of InfoCure in submitting claims to payers for InfoCure's customers and therefore owes InfoCure a fiduciary duty not to compete with InfoCure over the same customers and potential customers.

            89. By competing with InfoCure through marketing of its EDI services directly to medical providers at a rate with which InfoCure cannot compete, WebMD has violated its fiduciary duty to InfoCure.

            90. InfoCure has been damaged by WebMD's breach of its fiduciary duty, in an amount to be proved at trial, but not less than $20 million.

            WHEREFORE, plaintiff InfoCure Corporation requests judgment:

            (A) on the Count I, awarding InfoCure $1.5 million plus interest, and directing WebMD to calculate all future rebates owed InfoCure pursuant to the price terms set forth in the Marketing Agreement;

            (B)  on Count II, awarding InfoCure $1 million plus interest;

            (C)  on Count III, awarding InfoCure $500,000;

            (D) on Count IV, declaring that the Marketing Agreement governs the calculation and payment of all rebates owed InfoCure for transactions performed after the effective date of the Marketing Agreement and that all such rebates be calculated and paid pursuant to the price terms set forth in the Marketing Agreement;

            (E) on Count V, declaring that the Marketing Agreement governs the nature of the parties' arrangements in terms of exclusivity and that the Marketing Agreement has become non-exclusive under Paragraph 3(b) of the InfoCure/WebMD Agreement and Paragraph
                 1.6 of the Marketing Agreement;

            (F) on Count VI, declaring that any InfoCure common stock to which WebMD is entitled under Paragraph 1(d) of the InfoCure/WebMD Agreement need not be "freely tradable" nor registered;

            (G)  on Count VII, awarding InfoCure $25 million plus interest;

            (H)  on Count VIII, awarding InfoCure $25 million;

            (I) on Count IX and Count X, awarding InfoCure $20 million plus interest, and directing WebMD to cease direct solicitations of InfoCure's customers, and further directing WebMD to set all EDI rates in such a manner that Medical Manager does not have a competitive advantage as compared to InfoCure in marketing such services;

            (J) on Count XI, awarding InfoCure $20 million, and directing WebMD to cease direct solicitations of InfoCure's customers, and further directing WebMD to set all EDI rates in such a manner that Medical Manager does not have a competitive advantage as compared to InfoCure in marketing such services;

            (K) on Count XII, awarding InfoCure $20 million, and directing WebMD to cease direct solicitations of InfoCure's customers; and

            (L) granting such other and further relief as the Court may deem just and proper, together with the costs and disbursements of this action and reasonable attorneys' fees.

Dated:        Atlanta, Georgia
              March 8, 2001


                                   HOLLAND & KNIGHT LLP



                                    By:
                                       -----------------------------------------
                                                 Harold T. Daniel, Jr.
                                                 (Georgia Bar No. 204000)
                                                 Eileen Crowley
                                                 (Georgia Bar No. 198650)
                                    Attorneys for plaintiff InfoCure Corporation
                                    One Atlantic Center, Suite 2000
                                    1201 West Peachtree Street, N.E.
                                    Atlanta, Georgia 30309
                                    Telephone:  (404) 817-8500

Of Counsel:

CADWALADER, WICKERSHAM & TAFT

   Francis J. Serbaroli
   Brian T. McGovern
   Matthew S. Fenster
Attorneys for plaintiff InfoCure Corporation
100 Maiden Lane
New York, New York, 10038
Telephone:  (212) 504-6000

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